Exhibit 99.1

                              MINDEN BANCORP, INC.
                            415 MAIN * P. O. Box 797
                          MINDEN, LOUISIANA 71058-0797
                      -------------------------------------
                             318-377-0523 TELEPHONE
                                3118-377-0038 FAX
                                www.mblminden.com


                                  PRESS RELEASE
                                  -------------

Release Date:
-------------

For Further Information:
------------------------
August 12, 2005                                  A. David Evans, President/CEO
---------------                                  318-377-0523
                                                 E-mail-mbldavid@shreve.net
                                                 --------------------------

                                                           Or

                                                 Becky T. Harrell, Treasurer/CFO
                                                 318-377-0523
                                                 E-mail-mblbecky@shreve.net
                                                 --------------------------


         MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 2nd QUARTER OF
              FISCAL 2005, ITS TWELFTH QUARTER AS A PUBLIC COMPANY

MINDEN, LA. - August 12, 2005-Minden  Bancorp,  Inc. (NASDAQ OTC BB: MDNB) today
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reported net income for the quarter  ended June 30, 2005 of $340,000 or $.24 per diluted share, as compared to net income of $292,000 or $0.20 per diluted share for the quarter ended June 30, 2004. The $48,000 or 16.44% increase was primarily due to a $119,000 or 12.29% increase in net interest income partially offset by increased operating and income tax expenses for the three months ended June 30, 2005.

For the six months ended June 30, 2005, the Company reported net income of $675,000 or $.47 per diluted share, as compared to $605,000 or $.42 per diluted share for the same period in 2004. The 11.57% increase reflected increased net interest income partially offset by increased operating and income tax expenses.

At June 30, 2005, Minden Bancorp, Inc. had total assets of $110.5 million, a 1.94% increase from total assets of $108.4 million at June 30, 2004. The increase primarily reflected the growth of the loan portfolio. Such growth was funded by deposits and increased borrowings. At June 30, 2005, stockholders' equity amounted to $18.5 million or $14.02 per share compared to $18.1 million or $13.34 per share at June 30, 2004. Stockholders' equity increased slightly as the Company used its net income to fund the repurchase of its shares as well as fund dividends to stockholders.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan Association. The bank is a 95 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of Northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area.

The Company's filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at
www.sec.gov/edgar/searchedgar/webusers.htm.
------------------------------------------

This news  release  may  contain  forward-looking  statements  as defined in the
Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

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                              MINDEN BANCORP, INC.

                    UNAUDITED CONDENSED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                              Three Months         Six Months
                                                 Ended               Ended
                                                June 30             June 30
                                            ====================================
                                             2005      2004      2005      2004
                                            ------    ------    ------    ------
Interest income, including fees             $1,588    $1,348    $3,106    $2,699
Interest expense                               501       380       943       755
                                            ------    ------    ------    ------
Net interest income                          1,087       968     2,163     1,944
Provision for loan losses                        0         0         0         0
Other operating income                          96        73       160       145
Other operating expenses                       668       599     1,300     1,171
                                            ------    ------    ------    ------
Income before income taxes                     515       442     1,023       918
Income tax expense                             175       150       348       313
                                            ------    ------    ------    ------
Net income                                  $  340    $  292    $  675    $  605
                                            ======    ======    ======    ======

Basic earnings per share                    $ 0.26    $ 0.21    $ 0.51    $ 0.44
                                            ======    ======    ======    ======


Fully diluted earnings per share            $ 0.24    $ 0.20    $ 0.47    $ 0.42
                                            ======    ======    ======    ======

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                                      -3-

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                              MINDEN BANCORP, INC.

                        UNAUDITED SELECTED FINANCIAL DATA
                                 (In thousands)



                                                       June 30         June 30
                                                       ========================
                                                         2005            2004
                                                       --------        --------
Total assets                                           $110,473        $108,365
Cash and cash equivalents                                 2,394           1,641
Investment securities                                    33,592          41,916
Loans receivable - net                                   69,060          60,494
Deposits                                                 67,377          72,098
Total borrowings                                         23,575          17,000
Total stockholders' equity                               18,526          18,138


                                      -4-